As filed with the Securities and Exchange Commission on August 23, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dogness (International) Corporation

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Tongsha Industrial Estate, East District

Dongguan, Guangdong

People’s Republic of China 523217

+86 769 88753300— telephone

+86-769 22767300— facsimile

(Address of Principal Executive Offices) (ZIP Code)

CT Corporation System 111 Eighth Avenue New York, New York 10011 (800) 624-0909 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Dogness (International) Corporation 2017 Share Incentive Plan

(Full title of the plan)

With copies to:

Anthony W. Basch, Esq.

Kaufman & Canoles, P.C.

Two James Center

1021 East Cary Street, Suite 1400

Richmond, Virginia 23219

(804) 771-5700

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer (Do not check if a smaller reporting company)	[ ]	Smaller reporting company	[X]
		Emerging Growth Company	[X]

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(4)	Amount of registration fee(4)
Class A Common shares, par value $ 0.002 per share	1,684,463	$2.855	$4,809,142	$599	(5)

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be issuable in accordance with the 2017 Share Incentive Plan (the “Plan”) to prevent dilution from share splits, share dividends or similar transactions.

(2)	The 1,684,463 shares registered hereby represent Class A common shares issuable pursuant to the Plan, either directly or upon exercise of options issued under the Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act based on the average of the high and low prices reported for the Registrant’s Class A common shares on the NASDAQ Global Market on August 21, 2018, which were $3.00 and $2.71, respectively.

(4)	Determined in accordance with Rule 457(h).
(5)	Paid herewith.

EXPLANATORY NOTE

Dogness (International) Corporation (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register its Class A common shares, par value $0.002 per share, issuable pursuant to the Plan.  The Registrant’s shareholders approved the Plan prior to completion of the Registrant’s initial public offering.  This Registration Statement is being filed in order to register the Registrant’s Class A common shares that may be offered or sold to participants under the Plan, either directly or upon exercise of options issued under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the 2017 Plan prospectus, meeting the requirements of Section 10(a) of the Securities Act (the “Reoffer Prospectus”). The Reoffer Prospectus to be used in connection with sales of the Class A common shares underlying options granted to Dogness (International) Corporation insiders (the “Shares”) will be used to meet the requirements of Section 10(a) of the Securities Act with respect to those securities.

Item 2.  Registration Information and Employee Plan Annual Information.

Upon written or oral request by a participant in the 2017 Plan listed in Item 1, Dogness (International) Corporation will provide any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference into the Reoffer Prospectus), any documents required to be delivered to participants pursuant to Rule 428(b) and other additional information about the 2017 Plan. All of such documents and information will be available without charge. Any and all requests should be directed to: Secretary, Dogness (International) Corporation, Tongsha Industrial Estate, East District, Dongguan, Guangdong, People’s Republic of China 523217.

REOFFER PROSPECTUS

This prospectus relates to the reoffer and resale by certain selling shareholders of our Class A common shares that were issued by us to the selling shareholders upon the exercise of share options granted under the Dogness (International) Corporation 2017 Share Incentive Plan (the “Shares”). The Shares are being reoffered and resold for the account of the selling shareholders, and we will not receive any of the proceeds from the resale of the Shares.

The selling shareholders’ sales may be effected from time to time in one or more transactions on the Nasdaq Global Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See “Plan of Distribution.” We will bear all expenses in connection with the preparation of this prospectus.

Our Class A common shares are traded on the Nasdaq Global Market under the symbol “DOGZ.” On August 22, 2018, the closing price for our Class A common shares as reported on the Nasdaq Global Market was $2.89 per share.

Our principal executive offices are located at Tongsha Industrial Estate, East District, Dongguan, Guangdong, People’s Republic of China 523217 and our telephone number there is +86 769 88753300.

This investment involves risk. See “Risk Factors” beginning at page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is August 23, 2018.

TABLE OF CONTENTS

Except where the context otherwise requires and for purposes of this prospectus only:

•

the terms “we,” “us,” “our company,” “Company,” “our” and “Dogness” refer to:

(1) Dogness (International) Corporation, a British Virgin Islands company (“Dogness” when individually referenced), which is the parent holding company issuing securities hereby;

(2) Jiasheng Enterprise (Hongkong) Co., Limited, a Hong Kong company (“HK Jiasheng” when individually referenced), which is a wholly owned subsidiary of Dogness;

(3) Dogness (Hongkong) Pet’s Products Co., Limited, a Hong Kong company (“HK Dogness” when individually referenced), which is a wholly owned subsidiary of Dogness;

(4) Dogness Intelligent Technology (Dongguan) Co., Ltd., a PRC company (“Dongguan Dogness”), which is a wholly owned subsidiary of HK Dogness;

(5) Dongguan Jiasheng Enterprise Co., Ltd., a PRC company (“Dongguan Jiasheng”), which is a wholly owned subsidiary of Dongguan Dogness;

(6) Dogness Overseas Limited, a British Virgin Islands company (“Dogness Overseas”), which is a wholly owned subsidiary of Dogness; and

(7) Dogness Group LLC, a Delaware company (“DE Dogness”), which is a wholly owned subsidiary of Dogness.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of the Chief Executive Officer and Chair of our Board of Directors will be presented as “Silong Chen,” even though, in Chinese, Mr. Chen’s name is presented as “Chen Silong.”

•

“shares”, “common shares” and “Class A common shares” refer to our Class A common shares, $0.002 par value per share;

•

“China” and “PRC” refer to the People’s Republic of China, and, for the purpose of this prospectus only, excluding Taiwan, Hong Kong and Macau; and

•

all references to “RMB,” “Renminbi” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars” and “$” are to the legal currency of the United States.

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, including under “Risk Factors,” “Our Company” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “could” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•  the timing of the development of future products;

•  projections of revenue, earnings, capital structure and other financial items;

•  statements of our plans and objectives;

•  statements regarding the capabilities of our business operations;

•  statements of expected future economic performance;

•  statements regarding competition in our market; and

•  assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss many of these risks under the heading “Risk Factors.” Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face, but represent the material risks to our business. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may harm our business and financial performance. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment. You should carefully consider these risk factors, together with all of the other information in this prospectus and the documents we have incorporated by reference in the section “Where You Can Find Additional Information” located on page 12 of this prospectus before you decide to purchase any of our Class A common share.

Risks Related to Our Business and Industry

The quantity of our products sold recently has decreased significantly.

Although our revenue has increased from fiscal 2016 to 2017, this increase in revenue has been due largely to an increase in the average price per unit (that is, per collar, leash or other product) charged for our products and product upgrades. While some of this increase in price is due to an increase in the quality of the products and renovation of our products, another driving factor has been the increase in the cost of raw materials needed to produce these products. While total revenues increased, the quantity of products sold decreased by 2.2% for the year ended June 30, 2017 compared to 2016, primarily due to decreased unit sales of traditional pet leashes and pet harnesses, offset by the increased unit sales of retractable pet leashes, pet accessories and gift suspenders. These decreased unit sales were largely as a result of our decision to shift our sales efforts on our higher margin product such as retractable pet leashes and pet accessories. We have cut back our marketing resources on our lower margin products such as traditional pet leashes, pet collars and pet harnesses, which lead to decreased customer orders on those products. Although these drops in quantity were largely reversed during the six month period ended December 31, 2017 compared with the same period in 2016, they could recur in the future.

Although our decreases in volume have been somewhat mitigated by increases in unit prices, the decrease in unit volume highlights that we are heavily dependent on our customers’ ordering decisions, and we do not have guaranteed purchase agreements with our large customers. We believe our customers buy from us because of our quality, but at least as important, because of the price of our products. As a result, we cannot guarantee that we will be able to maintain the increased prices seen in 2017. If we fail to maintain such prices, we could see a dramatic decrease in sales revenue if unit volume continues to fall.

If our largest customers reduce their orders with us, such revenues would be very difficult to replace.

Some of our largest customers are PetSmart, Petco and Pet Valu, which are by far the largest pet specialty chains in the United States. These three chains have more than 750 stores each; the fourth largest pet specialty store has less than half that number. There is not another brick-and-mortar customer that presents the opportunity that these customers present to us. As a result, if we were to lose these accounts or if these customers purchased less of our products in the future, it would be difficult to replace those lost revenues.

Our smart collars are not yet in wide distribution.

While we are optimistic that our smart collars will be an important product for our company in the future, we have only recently begun to sell them and thus do not know whether they will prove popular with consumers. As a result, we do not have an accurate gauge of how well accepted they will be by consumers. If consumers do not appreciate the collars or related smart phone application, we may not sell enough products to grow our market share in this new industry.

Our wearable products are not as well-known as those of our competitors.

There are a variety of competitors providing smart collars for dogs and cats that are more well-known than our product. We are aware of more than a dozen competitors to our C2 and H2 products, some of which have been on the market for several years. Because smart collars are still a relatively new industry, we do not believe that there is a single leader. Nevertheless, we face competition from more well-known products like the Whistle GPS Pet Tracker, as well as products from more well-established, better capitalized companies in the United States such as Garmin, which produces the Delta Smart Dog Tracker. If we are unable to achieve recognition for our technology or if consumers opt to use products from companies they recognize more than our company, our smart collar and harness products may not be well accepted.

Our smart collars rely on third-party cellular telephone companies and application developers for functionality.

One of the features of our smart collars is the ability to communicate between the owner’s cell phone and the collar, even when the two are too far away to communicate directly. We achieve this by having a SIM card in the smart collar so that, so long as the collar has a cell phone signal, it will communicate with the telephone. We cooperate with cell phone companies in our target markets to provide cellular service to these SIM cards. In the United States, our smart collars are expected to use T-Mobile’s network. If this cooperation were to end or if the cellular service we receive is not reliable or more expensive than we anticipate, the market for our products could be harmed.

In addition, the Dogness smartphone app on which our smart collars rely has been developed by and is maintained and operated by a third party. We do not own this application but instead cooperate with Duonisi Network Technology, an unrelated party to make the software available to end-users. If Duonisi Network Technology were to stop supporting the application or impair its functionality, our C2 and H2 smart collars and harnesses could become unusable or have decreased value to end users.

To the extent we were unable to cooperate with such third parties in the future, we would need to locate and cooperate with other service providers, and we cannot guarantee that we would be able to do so under terms that are satisfactory to us, if at all.

Our software platform may not interface with applications consumers want to be integrated.

In the connected home, consumers are increasingly aware of the interconnection among applications and devices, such as speakers that can turn on lights or adjust the temperature. Some customers purchase products based on how they will interact with other services and products that the customers already use. If we are unable to anticipate and accommodate these desires, customers may choose other products that do interact with their preferred services.

We are also dependent on third party application stores that may prevent us from timely updating our current products or uploading new products. In addition, our products interoperate with servers, mobile devices and software applications predominantly through the use of protocols, many of which are created and maintained by third parties. We therefore depend on the interoperability of our products with such third-party services, mobile devices and mobile operating systems, as well as cloud-enabled hardware, software, networking, browsers, database technologies and protocols that we do not control. Any changes in such technologies that degrade the functionality of our products or give preferential treatment to competitive services could adversely affect adoption and usage of our platform. Also, we may not be successful in developing or maintaining relationships with key participants in the mobile industry or in developing products that operate effectively with a range of operating systems, networks, devices, browsers, protocols and standards. In addition, we may face different fraud, security and regulatory risks from transactions sent from mobile devices than we do from personal computers. If we are unable to effectively anticipate and manage these risks, or if it is difficult for our customers to access and use our platform, our business, results of operations and financial condition may be harmed.

Our online platform may not be attractive to third party vendors.

We are currently developing an online platform that will allow pet owners to purchase products from vendors that advertise and sell their products through our application. While we are hopeful that we will be able to develop a product that is appealing to vendors, we have not yet developed the product and do not have any commitments from any vendors to make use of the platform. Because our ultimate success in making this platform a vibrant social and shopping site depends on pet owners making use of it, is impossible to foresee whether the platform will be successful in attracting vendors and pet owners.

Because our smart collar business anticipates revenue from customer subscriptions, downturns or upturns in sales of our smart collars will not immediately be reflected in our results of operations.

As to our C2 and H2 smart collars, we plan to sell the product itself and then encourage customers to subscribe for service for a monthly fee that will cover the cost of cellular service and our software platform. When this happens, we will recognize recurring subscriptions revenue monthly over the term of the relevant period, so the purchase of a smart collar today may result in revenue in future accounting periods. Consequently, a decline in new or renewed recurring subscriptions in any one quarter will not be fully reflected in revenue in that quarter, but will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in new or renewed subscriptions will not be reflected in full in our results of operations until future periods.

Moreover, we have not determined the terms of revenue sharing between our company and Duonisi Network Technology, which will receive payment for subscriptions using the Dogness smartphone app, so it is unclear at present how much revenue to anticipate from such subscriptions or whether such revenue sharing terms as we may initially implement will continue in the future.

Price increases in raw materials and sourced products could harm the Company’s financial results.

Our primary raw materials are plastic, leather, nylon, polyester, chemical fiber blended fabric, metal, GPPS and HIPS, most of which are extracted from crude oil. These raw materials are subject to price volatility and inflationary pressures. Our success is dependent, in part, on our continued ability to reduce our exposure to increases in those costs through a variety of programs, including sales price adjustments based on adjustments in such raw material costs, while maintaining and improving margins and market share. We also rely on third-party manufacturers as a source for a minor portion of components for our products. These manufacturers are also subject to price volatility and labor cost and other inflationary pressures, which may, in turn, result in an increase in the amount we pay for sourced products. Raw material and sourced product price increases may more than offset our productivity gains and price increases and may adversely impact our financial results.

Our plan to vertically integrate our production may not provide the benefits we foresee.

Over the last several years, we have increasingly produced our products in-house. We have made this strategic decision because of our belief that it will facilitate our control over the costs of components in our products. The price of components is extremely important where the per-unit sales price is as low as it is in our industry. Thus, we believe it is important to control costs as much as possible.

That being said, when we produce components in-house that we previously purchased from a third-party supplier, we may not benefit from the economies of scale that a dedicated third-party supplier could see. Moreover, we invest in infrastructure for such production, such as buying machines and leasing additional facility space; in the event new technology is developed to produce components of our products more cheaply than we can with our existing infrastructure, we could find that our operating results are negatively impacted, compared with what we would see if we were purchasing from third parties. In such case, our products could be more expensive than those of our competitors that purchase from third-party suppliers, which could make our products less attractive to customers.

Our reliance on third party logistics providers may put us at risk of service failures for our customers.

We rely on third parties to ship our products from China to our customers. We compete based on price, quality and reliability, so a failure to deliver our products on time to our large customers could harm our reputation. To the extent we are unable to meet their demand for products or do not deliver products on time, we stand a substantial risk of losing key accounts. Because we rely on third parties for logistics services, we may be unable to avoid supply chain failures, even if we are able to meet our manufacturing obligations to customers.

If we fail to protect our intellectual property rights, it could harm our business and competitive position.

We rely on a combination of patent, trademark, domain name and trade secret laws and non-disclosure agreements and other methods to protect our intellectual property rights. Our Chinese subsidiaries own 31 patents and 24 trademarks in China and eight patents and six trademarks outside China, all of which have been properly registered with regulatory agencies such as the State Intellectual Property Office and Trademark Office of China’s State Administration for Industry and Commerce (“SAIC”). This intellectual property has allowed our products to earn market share in the pet products industry.

While we own most of our patents directly or through one of our subsidiaries, there are seven patents that are owned by our Chief Executive Officer, which we use by exclusive license. If our Chief Executive Officer breaches this license, we could be required to sue to enforce our rights under the license.

The process of seeking patent protection can be lengthy and expensive, our patent applications may fail to result in patents being issued, and our existing and future patents may be insufficient to provide us with meaningful protection or commercial advantage. Our patents and patent applications may also be challenged, invalidated or circumvented.

We also rely on trade secret rights to protect our business through non-disclosure provisions in employment agreements with employees. If our employees breach their non-disclosure obligations, we may not have adequate remedies in China, and our trade secrets may become known to our competitors.

In accordance with Chinese intellectual property laws and regulations, we will have to renew our trademarks once the terms expire. However, patents are not renewable. Some of our patents, particularly utility mode and design patents, have only 10 years of protection and will end in the near future. Once these patents expire, our products may lose some market share if they are copied by our competitors. Then, our business revenue might suffer some loss as well.

Implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and enforcement difficulties. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other western countries. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive, and we may need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation and an adverse determination in any such litigation, if any, could result in substantial costs and diversion of resources and management attention, which could harm our business and competitive position.

Our Chinese patents and registered marks may not be protected outside of China due to territorial limitations on enforceability.

In general, patent and trademark rights have territorial limitations in law and are valid only within the countries in which they are registered.

At present, Chinese enterprises may register their trademarks overseas through two methods. One is to file an application for trademark registration in each single country or region in which protection is desired, while the other is to apply via the Madrid system for international trademark registration. By the second way, under the provisions of the Madrid Agreement concerning the International Registration of Marks (the “Madrid Agreement”) or the Protocol Relating to the Madrid Agreement concerning the International Registration of Marks (the “Madrid Protocol”), applicants may designate their marks in one or more member countries via the Madrid system for international registration.

As of the date of the filing, we have registered 24 trademarks in China. We have also registered our key trademarks in Japan, Australia, Korea, Hong Kong, Taiwan and the United States.

Similar with trademarks, Chinese enterprises may also register their patents overseas through two methods. One is to file an application for patent registration in each single country or region, and the other is to file international application with the China Intellectual Property Office or the International Bureau of World Intellectual Property Organization under the Patent Cooperation Treaty. However, such international application may relate to invention or utility model patents, but does not include industrial design patents.

Currently, most of our patents and trademarks are registered in China. If we do not register them in other jurisdictions, they may not be protected outside of China. As a result, our business and competitive position could be harmed.

We may be exposed to intellectual property infringement and other claims by third parties which, if successful, could disrupt our business and have a material adverse effect on our financial condition and results of operations.

Our success depends, in large part, on our ability to use and develop our technology and know-how without infringing third party intellectual property rights. If we sell our branded products internationally, and as litigation becomes more common in China, we face a higher risk of being the subject of claims for intellectual property infringement, invalidity or indemnification relating to other parties’ proprietary rights. Our current or potential competitors, many of which have substantial resources and have made substantial investments in competing technologies, may have or may obtain patents that will prevent, limit or interfere with our ability to make, use or sell our branded products in either China or other countries, including the United States and other countries in Asia. The validity and scope of claims relating to patents in our industry involve complex scientific, legal and factual questions and analysis and, as a result, may be highly uncertain. In addition, the defense of intellectual property suits, including patent infringement suits, and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. Furthermore, an adverse determination in any such litigation or proceedings to which we may become a party could cause us to:

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pay damage awards;

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seek licenses from third parties;

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pay ongoing royalties;

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redesign our branded products; or

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be restricted by injunctions,

each of which could effectively prevent us from pursuing some or all of our business and result in our customers or potential customers deferring or limiting their purchase or use of our products, which could have a material adverse effect on our financial condition and results of operations.

Our company has negative working capital and requires additional funding to operate and grow.

During the year ended June 30, 2017, our company had negative working capital of approximately $1.5 million. To date, we have funded our working capital needs through operations, bank borrowings and additional capital contributions from Mr. Silong Chen, our Chief Executive Officer. Mr. Chen has committed to provide personal loans whenever necessary to our company in the following twelve months, but we cannot guarantee that he will remain willing to provide such personal loans or that, even if willing, he will be able to provide loans in the amounts and at the times we may need them. In the event we are unable to secure additional sources of funding on terms that are acceptable to us, we may be unable to grow and operate as we expect.

Outstanding bank loans may reduce our available funds.

We had approximately $5.9 million in outstanding bank loans as of June 30, 2017, of which we repaid and renewed approximately $3.8 million in August 2017 with a new maturity date of August 20, 2019. The loans are held at two banks and are secured by some of our land and property in China as the collateral for the debt and are guaranteed by certain related parties, including our Chief Executive Officer and his family, and such individuals’ property. While we believe we have sufficient capital resources to repay these bank loans with support from Mr. Silong Chen, our Chief Executive Officer, there can be no guarantee that we will be able to pay all amounts when due or to refinance the amounts on terms that are acceptable to us or at all. If we are unable to make our payments when due or to refinance such amounts, our property could be foreclosed and our business could be negatively affected.

While we do not believe they will impact our liquidity, the terms of the debt agreements impose significant operating and financial restrictions on us. These restrictions could also have a negative impact on our business, financial condition and results of operations by significantly limiting or prohibiting us from engaging in certain transactions, including but not limited to: incurring or guaranteeing additional indebtedness; transferring or selling assets currently held by us; and transferring ownership interests in certain of our subsidiaries. The failure to comply with any of these covenants could cause a default under our other debt agreements. Any of these defaults, if not waived, could result in the acceleration of all of our debt, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it on favorable terms, if any.

If the village cooperative from which we rent our facility fails to provide ownership certificates or construction approvals on demand, our ability to use our facilities may be impaired.

We lease our facilities from Dongguan Dongcheng District Tongsha Huanggongkeng Co-op (“Huanggongkeng”). We understand that, as is not uncommon in our area, Huanggongkeng did not obtain prior government approval before constructing the facilities and thus may be unable to provide evidence of government approval. If the local authority were to request proof of such approval, operations at our facility could be interrupted until Huanggongkeng was able to provide evidence of such approvals. If Huanggongkeng were unable to rectify this issue, we could find our operations halted indefinitely.

If the value of our property decreases, we may not be able to refinance our current debt.

All of our current debt is secured by either mortgages on real and other business property or guarantees by some of our shareholders. If the value of our real property decreases, we may find that banks are unwilling to loan money to us secured by our business property. A drop in property value could also prevent us from being able to refinance that loan when it becomes due on acceptable terms or at all.

We may require additional financing in the future and our operations could be curtailed if we are unable to obtain required additional financing when needed.

We may need to obtain additional debt or equity financing to fund future capital expenditures. While we do not anticipate seeking additional financing in the immediate future, any additional equity may result in dilution to the holders of our outstanding share capital. Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

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limit our ability to pay dividends or require us to seek consent for the payment of dividends;

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increase our vulnerability to general adverse economic and industry conditions;

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require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

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limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

The loss of any of our key customers could reduce our revenues and our profitability.

Our key customers are principally retail pet specialty stores and mass merchandisers. For the year ended June 30, 2017, sales to our three largest customers amounted in the aggregate to approximately 48% of our total revenue. For the year ended June 30, 2016, sales to our three largest customers amounted in the aggregate to approximately 43% of our total revenue. There can be no assurance that we will maintain or improve the relationships with these customers, or that we will be able to continue to supply these customers at current levels or at all. Any failure to pay by these customers could have a material negative effect on our company’s business. In addition, having a relatively small number of customers may cause our quarterly results to be inconsistent, depending upon when these customers pay for outstanding invoices.

During the years ended June 30, 2017 and 2016, respectively, we had three and three customers that accounted for 10% or more of our revenues.

Customer Name	2017	2016
PETCO	20%	15%
Doskocil MFG	*	15%
Dongguan Dingxin Trading Co.	*	13%
Dongguan Silk Import and Export Co.	15%	*
Dongguan Anyi Trading Co.	13%	*

*

Less than 10% of revenue for the period.

If we cannot maintain long-term relationships with these major customers, the loss of our sales to them could have an adverse effect on our business, financial condition and results of operations.

Our bank accounts are not fully insured or protected against loss.

We maintain our cash with various banks and trust companies located in mainland China. Our cash accounts in the PRC are not insured or otherwise protected. Should any bank or trust company holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank or trust company.

We are substantially dependent upon our senior management and key research and development personnel.

We are highly dependent on our senior management to manage our business and operations and our key research and development personnel for the development of new products and the enhancement of our existing products and technologies. In particular, we rely substantially on our Chief Executive Officer, Mr. Silong Chen.

While we provide the legally required personal insurance for the benefit of our employees, we do not maintain key person life insurance on any of our senior management or key personnel. The loss of any one of them would have a material adverse effect on our business and operations. Competition for senior management and our other key personnel is intense, and the pool of suitable candidates is limited. We may be unable to quickly locate a suitable replacement for any senior management or key personnel that we lose. In addition, if any member of our senior management or key personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company. Although each of our senior management and key personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot assure you that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key personnel.

In our efforts to develop new products, we compete for qualified personnel with technology companies and research institutions. Although we have our own research and development team, we also rely heavily on our cooperation with another software development company, which has been helping us develop our high-tech products. This relationship has become an important part of our company’s business development. If this relationship becomes unstable or is terminated in the future, we may be unable to meet our business and financial goals.

Failure to manage our growth could strain our management, operational and other resources, which could materially and adversely affect our business and prospects.

Our growth strategy includes increasing market penetration of our existing products, developing new products and increasing the number and size of customers we serve. Pursuing these strategies has resulted in, and will continue to result in substantial demands on management resources. In particular, the management of our growth will require, among other things:

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continued enhancement of our research and development capabilities;

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stringent cost controls and sufficient liquidity;

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strengthening of financial and management controls;

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increased marketing, sales and support activities; and

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hiring and training of new personnel.

If we are not able to manage our growth successfully, our business and prospects would be materially and adversely affected.

Because we rely on Hong Kong entities to fulfill orders from many of our customers, we may be exposed to claims of value-added tax underreporting.

Many of our international customers order our products by placing an order with HK Jiasheng or HK Dogness, our Hong Kong subsidiaries. These subsidiaries then procure the products from our mainland China operating companies. When these products are sold from our China operating company to our Hong Kong trading company, the price paid is set at what we believe to be a fair value. Further, we have informed the applicable tax bureaus of the pricing of products. Nevertheless, the tax bureau in the future may claim that we have engaged in transfer pricing to avoid payment of value-added tax (“VAT”) because the price our Hong Kong subsidiary charges to the customer may be higher than the price our China subsidiary charges to our Hong Kong subsidiary. Under PRC law, the VAT is refundable on export, so we believe there is limited risk in the event that we were called upon to pay VAT on such transfers from China to Hong Kong, but a failure to report proper VAT payable could expose us to penalties and interest for failing to pay it on time.

We may be subject to penalties under relevant PRC laws and regulations due to failure to make full social security and housing fund contributions for some of our employees.

In the past, contributions by some of our PRC subsidiaries for some of their employees to the social security and housing funds may not have been in compliance with relevant PRC regulations. Pursuant to the Regulation on the Administration of Housing Accumulation Funds, as amended in 2002, the relevant housing fund authority may order an enterprise to pay outstanding contributions within a prescribed time limit. Pursuant to the PRC Social Insurance Law promulgated in 2010, the social security authority may order an enterprise to pay the outstanding contributions within a prescribed time limit, and may impose penalties if there is a failure to do so. To the extent the relevant authorities determine we have underpaid, some of our PRC subsidiaries may be required to pay outstanding contributions and penalties to the extent they did not make full contributions to the social security and housing funds.

Risks Related to Doing Business in China

Labor laws in the PRC may adversely affect our results of operations.

On June 29, 2007, the PRC government promulgated the Labor Contract Law of the PRC, which became effective on January 1, 2008 and was further amended on December 28, 2012 (effective July 1, 2013). The Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations. The Labor Contract Law also mandates that employers provide social welfare packages to all employees, increasing our labor costs. Under the Regulations on the Administration of Housing Fund effective in 1999, as amended in 2002, PRC companies must register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. Both PRC companies and their employees are required to contribute to the housing funds. To the extent competitors from outside China are not affected by such requirements, we could be at a comparative disadvantage.

Moreover, although our Chinese subsidiaries have been actively complying with China’s Labor Contract Law, some of our employees have voluntarily requested that we not provide social welfare packages to them because they do not want their salaries and bonus to be deducted proportionally as required by law. These employees are mostly migrant laborers and historically have very high turnover rates. Thus, some of our Chinese subsidiaries’ practices do not strictly comply with Labor Contract Law, even though these practices are very common and popular in many labor-intensive companies of China. Although the aggregate amount we pay these employees as salary exceeds the amount (including social welfare payment) we would be required to pay under applicable minimum wage laws, if a regulatory agency determined that this practice violated the Labor Contract Law, we may be required to pay additional compensation to affected employees.

Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

China passed an Enterprise Income Tax Law (the “EIT Law”) and implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, resident enterprises pay income tax at the rate of 25% for their worldwide income while non-resident enterprises pay 20% for their income generated from China. As far as the definition of resident enterprises, according to the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise.” The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation of China issued the Notification 82 Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of De Facto Management Bodies (“Notification 82”) further interpreting the application of the EIT Law and its implementation to offshore entities controlled by a Chinese enterprise or group. Pursuant to the Notification 82 , an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if  (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate stamps, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management are often resident in China. A resident enterprise would have to pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders.

While some of our businesses are conducted in Hong Kong, Dogness International Corporate does have a PRC individual as our primary controlling shareholder. Although Notification 82 did not mention offshore companies incorporated by Chinese individuals, Notification 82 did mention that the facts-oriented recognition is more important than format in the case of recognizing de facto management. Therefore, it is highly likely that we will be classified as a Chinese-controlled offshore incorporated enterprise within the meaning of Notification 82, so we believe Notification 82 will likely apply to us.

As for our Hong Kong businesses, we do not believe that we meet some of the conditions outlined. As trading companies, the key assets and records of HK Jiasheng and HK Dogness including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. Accordingly, we believe that HK Jiasheng and HK Dogness should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in Notification 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, under the EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income.” Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.

We are subject to the U.S. Foreign Corrupt Practices Act (“FCPA”), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We are also subject to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. We have operations, agreements with third parties, and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants or distributors of our company, because these parties are not always subject to our control. We are in process of implementing an anticorruption program, which prohibits the offering or giving of anything of value to foreign officials, directly or indirectly, for the purpose of obtaining or retaining business. The anticorruption program also requires that clauses mandating compliance with our policy be included in all contracts with foreign sales agents, sales consultants and distributors and that they certify their compliance with our policy annually. It further requires that all hospitality involving promotion of sales to foreign governments and government-owned or controlled entities be in accordance with specified guidelines. In the meantime, we believe to date we have complied in all material respects with the provisions of the FCPA and Chinese anti-corruption laws.

However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

Most of our business operations are conducted in China. Accordingly, our business, results of operations, financial condition and prospects are subject to economic, political and legal developments in China. Although China claims that the Chinese economy is no longer a planned economy, the PRC government continues to exercise significant control over China’s economic growth through direct allocation of resources, monetary and tax policies, and a host of other government policies such as those that encourage or restrict investment in certain industries by foreign investors, control the exchange between RMB and foreign currencies, and regulate the growth of the general or specific market. These government involvements have been instrumental in China’s significant growth in the past 30 years. In response to the recent global and Chinese economic downturn, the PRC government has adopted policy measures aimed at stimulating the economic growth in China. If the PRC government’s current or future policies fail to help the Chinese economy achieve further growth or if any aspect of the PRC government’s policies limits the growth of our industry or otherwise negatively affects our business, our growth rate or strategy, our results of operations could be adversely affected as a result.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially most of our revenues in RMB. Under our current corporate structure, our income is primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our security-holders.

We are a holding company and we rely for funding on dividend payments from our subsidiaries, which are subject to restrictions under PRC laws.

We are a holding company incorporated in the British Virgin Islands, and we operate our core businesses through our subsidiaries in the PRC and Hong Kong. Therefore, the availability of funds for us to pay dividends to our shareholders and to service our indebtedness depends upon dividends received from the PRC Subsidiaries. If the PRC Subsidiaries incur debt or losses, their ability to pay dividends or other distributions to us may be impaired. As a result, our ability to pay dividends and to repay our indebtedness will be restricted. PRC laws require that dividends be paid only out of the after-tax profit of the PRC Subsidiaries calculated according to PRC accounting principles, which differ in many aspects from generally accepted accounting principles in other jurisdictions. PRC laws also require enterprises established in the PRC to set aside part of their after-tax profits as statutory reserves. These statutory reserves are not available for distribution as cash dividends. In addition, restrictive covenants in bank credit facilities or other agreements that we or our subsidiaries may enter into in the future may also restrict the ability of our subsidiaries to pay dividends to us. These restrictions on the availability of our funding may impact our ability to pay dividends to our shareholders and to service our indebtedness.

Our business may be materially and adversely affected if any of the PRC Subsidiaries declares bankruptcy or becomes subject to a dissolution or liquidation proceeding.

The Enterprise Bankruptcy Law of the PRC, or the Bankruptcy Law, came into effect on June 1, 2007. The Bankruptcy Law provides that an enterprise will be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably, insufficient to clear such debts.

The PRC Subsidiaries hold certain assets that are important to our business operations. If any of the PRC Subsidiaries undergoes a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

According to the SAFE’s Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, effective on December 17, 2012, and the Provisions for Administration of Foreign Exchange Relating to Inbound Direct Investment by Foreign Investors, effective May 13, 2013, if any of the PRC Subsidiaries undergoes a voluntary or involuntary liquidation proceeding, prior approval from the SAFE for remittance of foreign exchange to our shareholders abroad is no longer required, but we still need to conduct a registration process with the SAFE local branch. It is not clear whether “registration” is a mere formality or involves the kind of substantive review process undertaken by SAFE and its relevant branches in the past.

Our subsidiaries’ financial statements are prepared under different accounting standards than our consolidated financial statements.

We prepare the financial statements for each of our subsidiaries that are PRC legal entities in accordance with the requirements of generally accepted accounting principles in China, or PRC GAAP. These financial statements drive how we calculate the taxes payable for operations of these subsidiaries. By contrast, we prepare the consolidated financial statements for Dogness in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The process of consolidating the financial statements and changing from PRC GAAP to U.S. GAAP requires us to make certain adjustments on consolidation. This can result in some discrepancies between the financial statements used to prepare our tax filings in China and the financial statements audited by our independent registered accounting firm and subsequently filed with the SEC. We intend to continue reporting in this manner following the completion of the offering. To the extent the discrepancies between PRC GAAP and U.S. GAAP are material, we could find, for example, that a PRC subsidiary shows taxable income for which payment of taxes is due, while our U.S. GAAP-audited financial statements show taxable loss.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Changes in the value of the RMB against the U.S. dollar, Euro and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on our shares in U.S. dollar terms. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of paying dividends on our Class A common shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations of the RMB against other currencies may increase or decrease the cost of imports and exports, and thus affect the price-competitiveness of our products against products of foreign manufacturers or products relying on foreign inputs.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Since our major operations and assets are located in the PRC, shareholders may find it difficult to enforce a U.S. judgment against the assets of our company, our directors and executive officers.

Part of our business is located in Hong Kong and the United States, but major operations and assets are located in the PRC. In addition, most of our executive officers and directors are non-residents of the U.S., and substantially all the assets of such persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons. See “Enforceability of Civil Liabilities.”

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct most of our business through our subsidiaries in Hong Kong and Mainland China. Our operations in Mainland China are governed by PRC laws and regulations. Our PRC subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value. Even so, there is still high uncertainties regarding the application of law toward foreign investments.

Basically, since 1979 when China started its reform and opening policy, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, the interpretation and enforcement of these laws and regulations involve uncertainties due to its ruling party’s political influence. As a result, laws and regulations may vary from time to time and especially some may be subject to political interpretation. So, this uncertainty may bring about laws and regulations changing toward unfavorable to foreign investment, which we do not at present.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations and our reputation and could result in a loss of your investment in our shares, especially if such matters cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in some cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded shares of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company and our business. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our company and business operations will be severely hampered and your investment in our shares could be rendered worthless.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to penalties and limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us, or otherwise adversely affect us.

The SAFE promulgated the Notice on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or Notice 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to material change of capitalization or structure of the PRC resident itself  (such as capital increase, capital reduction, share transfer or exchange, merger or spin off).

Of our current shareholders, five are individual Chinese residents to whom Notice 37 applies. The remaining shareholders are enterprises and Hong Kong residents, to whom Notice 37 does not apply; provided, however, that to the extent the shareholders of such enterprises are themselves Chinese residents, Notice 37 would apply to such individuals. As of the date of this prospectus, none of the shareholders who are Chinese residents who hold such shares directly or through a Hong Kong enterprise has submitted registration under Notice 37. Although such individuals have promised to complete registration at the time they pay the company’s capital contribution prior to completion of this offering, there can be no assurance such registration will be completed in a timely manner.

We have requested PRC residents whom we know hold direct or indirect interests in our company to make the necessary applications, filings and amendments as required under Notice 37 and other related rules. However, we cannot assure you that the registration will be duly and timely completed with the local SAFE branch or qualified banks. In addition, we may not be informed of the identities of all of the PRC residents holding direct or indirect interests in our company. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiary, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Failure to comply with the Individual Foreign Exchange Rules relating to the overseas direct investment or the engagement in the issuance or trading of securities overseas by our PRC resident shareholders may subject such shareholders to fines or other liabilities.

Other than Notice 37, our ability to conduct foreign exchange activities in the PRC may be subject to the interpretation and enforcement of the Implementation Rules of the Administrative Measures for Individual Foreign Exchange promulgated by SAFE in January 2007 (as amended and supplemented, the ‘‘Individual Foreign Exchange Rules’’). Under the Individual Foreign Exchange Rules, any PRC individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions. PRC individuals who fail to make such registrations may be subject to warnings, fines or other liabilities.

We may not be fully informed of the identities of all our beneficial owners who are PRC residents. For example, because the investment in or trading of our shares will happen in an overseas public or secondary market where shares are often held with brokers in brokerage accounts, it is unlikely that we will know the identity of all of our beneficial owners who are PRC residents. Furthermore, we have no control over any of our future beneficial owners and we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the Individual Foreign Exchange Rules.

It is uncertain how the Individual Foreign Exchange Rules will be interpreted or enforced and whether such interpretation or enforcement will affect our ability to conduct foreign exchange transactions. Because of this uncertainty, we cannot be sure whether the failure by any of our PRC resident shareholders to make the required registration will subject our PRC subsidiaries to fines or legal sanctions on their operations, restriction on remittance of dividends or other punitive actions that would have a material adverse effect on our business, results of operations and financial condition.

China’s proposed foreign investment law may impose new burdens on our company.

On January 19, 2015, MOFCOM released the draft Foreign Investment Law for public comment (the “Draft FI Law”). The Draft FI Law proposed fundamental changes to the existing foreign investment legal regime in China. If implemented in its current status, the Draft FI Law, once effective, will require the PRC Subsidiaries to submit an annual report to the foreign investment authority. The information required by the annual report may be extensive and burdensome, such as the foreign invested company’s main products, import and export, employment, financial status, transactions with our affiliates and material disputes. If we fail to make such reporting timely or if there is any concealment in such reporting, we may be subject to fines or other regulatory sanctions.

Chinese economic growth slowdown may cause negative effect to our business.

Since 2014, Chinese economic growth has been slowing down from double-digit GDP speed. This situation has impacted many types of service industries, such as restaurant and tourism, and some manufacturing industry. Our business operations in China mainly rely on pet products, which are influenced by economic growth slowdown. Therefore, if China’s economic growth continues to slow down, then our products will be adversely affected due to the slow expansion or shrinkage of the pet products industry. Of course, the bright side will be the raw materials, which are steels and canvas, may have recession and thus may cause us to benefit from decreased material costs.

Land-use rights policy may cause significantly adverse effect to our operation.

China has very conservative land ownership and land use policy. All the lands in China are either belonging to the nation or collective units. Currently, our PRC entities’ office and factory buildings are leased from local village, which is a collective unit and legal owner of the land acknowledged by the local government. Therefore, the need of new offices and factory of our own is imperative. Only when we own our own land and buildings, will our development be sustainable. However, under PRC laws obtaining the land use rights is not easy and there is no guarantee that we will successively obtain a piece of ideal land even if we have enough capitals. So, if we are unable to obtain the land use rights in a timely manner, or even if we do obtain a piece of land in time, the location is not convenient for our business, we will have to face a situation of unstable development and our business operations and plans will be adversely affected.

If we were to lose our certification as a National High Tech Enterprise, we could face higher tax rates than we currently pay for much of our revenues.

In October 2015, Dongguan Jiasheng was approved as a National High Tech Enterprise. This certification entitles Dongguan Jiasheng to favorable tax rates of 15%, rather than the unified rate of 25% that Dongguan Jiasheng would pay if it was not so certified. For the years ended June 30, 2017 and 2016, the total taxes payable by Dongguan Jiasheng would have increased by $552,132 and $386,102, respectively if Dongguan Jiasheng was not certified as a National High Tech Enterprise. In the event Dongguan Jiasheng were to lose the benefit of the favorable tax rate in the future, we could see significant increases in the amount of taxes we pay, meaning that our operating results could be materially harmed, even in the absence of a decrease in our operations.

Risks Associated with this Offering

The market price for our Class A common shares may be volatile, which could result in substantial losses to investors.

The market price for our Class A common shares has been and remains likely to be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in the Chinese economy;
•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	additions or departures of key personnel; or
•	potential litigation.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our shares in negative market fluctuation, they may not receive a price per share that is based solely upon our business performance. We cannot guarantee that shareholders will not lose some of their entire investment in our Class A common shares.

OUR COMPANY

Our company was born from a belief that dogs and cats are important parts of many modern families and should be treated as loved family members. We design and manufacture fashionable and high-quality leashes, collars, harnesses to complement cats’ and dogs’ appearances and keep them safe. From our 10,292 square meter manufacturing facility in the Tongsha Industrial Zone in Dongguan, Guangdong, China, we design eye-catching products that pet owners are proud to have their pets wear. But beautiful leashes are useless if they break when the dog pulls or if they do not meet stringent quality standards. So we build these products to tolerances we believe they will never need, such as making sure our products withstand at least four to seven times as much force as the dogs are expected to exert, and we subject these products to a variety of demanding tests. Most of our products are exported, including to the United States and Europe, and sold to major retail stores, manufacturers, and wholesalers.

We have developed a vertically integrated production facility, where we turn raw materials like plastic resin and metal alloys into the fabrics, buckles and metal components of our pet products. We weave nylon threads into webbed ribbons for collars, dye and print patterns and colors requested by our customers, machine alloy into buckles and then sew and assemble the components into final products.

Some of our most exciting new products, the H2 smart harness and C2 smart collar, offer pet owners the ability to monitor and interact with their pets nearly anywhere there is a cellular signal. We have worked with world-class technology companies to design the software and hardware components that we think will help define the standard for smart collars. We have debuted our first run of these products at pet exhibitions in the United States, Germany and China, and we are looking forward to actively marketing these products for sale to customers.

We believe our products can keep pets safe, and encourage owners and pets to interact more frequently and in new and interesting ways by giving owners peace of mind that they can trust that a collar or harness is not to going to fail or that the retractable leash locking button will lock instantly and reliably or that they can find their pet wearing a smart collar before any harm comes to it.

SELLING SHAREHOLDERS

This prospectus relates to our Class A common shares that are being registered for reoffers and resales by selling shareholders who have acquired the Shares pursuant to the 2017 Plan. Offers and sales by selling shareholders who are “affiliates” (as such term is defined under Rule 405 under the Securities Act) are also covered by this prospectus.

Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

The Shares to which this reoffer prospectus relates are being registered for reoffers and resales by the selling shareholder, who acquired the Shares pursuant to an option agreement with our Company.

The table below sets forth, with respect to the selling shareholders based upon information available as of August 23, 2018, the number of our Class A common shares owned (including, where applicable, the Shares covered by this reoffer prospectus and other Class A common shares not covered by this reoffer prospectus), the number of Class A common shares registered by this reoffer prospectus and the number and percent of outstanding Class A common shares that will be owned after the sale of the registered Class A common shares assuming the sale of all of the registered Class A common shares.

Because the selling shareholders may offer and sell all or only some portion of the Shares being offered pursuant to this reoffer prospectus, the numbers in the table below representing the amount and percentage of the Class A common shares that will be held by the selling shareholders upon termination of the offering are only estimates based on the assumption that each selling shareholder will sell all of the Class A common shares being offered in the offering and will not sell any other shares the selling shareholder may own.

Selling shareholder	Shares beneficially owned before sale(1)		Shares registered in this prospectus(2)	Shares beneficially owned after sale	Percentage of Beneficial ownership after sale(3)
Silong Chen	9,429,000	(4)	360,000	9,069,000	52.71%
Yunhao Chen	120,000		120,000	0	0%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the common shares.
(2)

Represents the maximum number of Class A common shares issued under the 2017 Plan that could be sold under this prospectus if the holder exercised all of his or her options when vested and sold. Does not constitute a commitment to sell any or all of the stated number of Class A common shares. The number of Class A common shares to be sold shall be determined from time to time by each selling shareholder in his or her discretion. Includes Class A common shares underlying vested and unvested options.

(3)

Based on 16,844,631 common shares outstanding as of August 23, 2018 and assuming the sale of the 360,000 Class A common shares underlying options held by Mr. Silong Chen, assuming all such options will vest and be exercised. Does not include any of the Class A common shares underlying the 120,000 options held by Dr. Yunhao Chen or any of the other Class A common shares underlying the 2017 Plan.

(4)

Includes 360,000 Class A common shares registered herewith and 9,069,000 Class B common shares held by Fine victory holding company Limited, a British Virgin Islands company beneficially owned by Mr. Silong Chen.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Class A common shares registered hereunder. All expenses of the registration of the Shares will be paid by the Company.

PLAN OF DISTRIBUTION

As used in this prospectus, selling shareholders includes the selling shareholders named above and their donees, pledgees, transferees or other successors in interest selling shares received from named selling shareholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. We have been advised that the selling shareholders may sell their shares directly, or indirectly by or through underwriters, agents or broker-dealers, and that the shares may be sold by one or a combination of the following methods:

•

one or more block transactions, in which the broker or dealer so engaged will attempt to sell the Class A common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•	common brokerage transactions or transactions in which a broker solicits purchases;

•	on the Nasdaq Global Market or on any other national securities exchange or quotation service on which our Class A common shares may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	through distributions to creditors and equity holders of the selling shareholders; or

•	any combination of the foregoing, or any other available means allowable under applicable law.

We will bear all costs, expenses and fees in connection with the registration and sale of the Shares covered by this prospectus, other than underwriting discounts and selling commissions. We will not receive any proceeds from the sale of the Shares. The selling shareholders will bear all commissions and discounts, if any, attributable to sales of the Shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

The selling shareholders may sell the Shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus. The selling shareholders will act independently from us in making decisions regarding the timing, manner and size of each sale. The selling shareholders may affect sales by selling the Shares directly to purchasers in individually negotiated transactions, or to or through broker-dealers, which may act as agents or principals. The selling shareholders may sell their Shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices.

Additionally, the selling shareholders may engage in hedging transactions with broker-dealers in connection with distributions of Shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell Shares short and redeliver Shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery of Shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such Shares pursuant to this prospectus. The selling shareholders also may loan or pledge Shares to a broker-dealer. The broker-dealer may sell the shares so loaned or pledged pursuant to this prospectus.

The selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from the selling shareholders in settlement of those derivatives to close out any related open borrowings of Shares. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving Shares. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

In connection with sales of the Shares covered hereby, the selling shareholders and any broker-dealers or agents and any other participating broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act. Accordingly, any profits realized by the selling shareholders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions. Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of that act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements. In addition, any Shares of a selling shareholder covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

The selling shareholders will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of our Class A common shares by the selling shareholders. These restrictions may affect the marketability of such Shares.

In order to comply with applicable securities laws of some states, the Shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose the name of each such selling shareholder and of the participating broker-dealer(s); the number of Shares involved; the price at which such shares were sold; the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; that such broker-dealer(s) did not conduct any investigation to verify the information contained in or incorporated by reference in this prospectus; and any other facts material to the transaction.

EXPERTS

Friedman LLP, an independent registered public accounting firm, has audited our consolidated financial statements for each of the years ended June 30, 2017 and 2016. We have included such financial statements by reference to our registration statement on Form F-1 filed on September 20, 2017 and declared effective on December 7, 2017 and December 15, 2017 in reliance on Friedman LLP’s report, given on their authority as experts in accounting and auditing. The current address of Friedman LLP is 1700 Broadway, New York, New York 10019.

LEGAL MATTERS

Kaufman & Canoles, P.C. is acting as counsel to our company regarding U.S. securities law and British Virgin Islands law matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Securities and Exchange Commission (the “SEC”). You may read and copy any document which we file at the SEC’s public reference rooms located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov. Additional information about us may also be obtained at our web site at www.dognesspet.com. We have filed with the SEC a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act with respect to the Class A common shares. This reoffer prospectus, which constitutes a part of that Registration Statement, does not contain all the information contained in that Registration Statement and its exhibits. For further information with respect to us and our Class A common share, you should consult the Registration Statement and its exhibits. Statements contained in this reoffer prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying through the entities listed above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this reoffer prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents are incorporated herein by reference:

(1)

The description of the Class A common shares, $0.002 par value per share, contained in the Registrant’s registration statement on Form F-1 filed with the SEC on September 20, 2017 (File Number 333- 220547), as amended from time to time thereafter, and declared effective by the SEC on December 7, 2017 and December 15, 2017, and any amendment or report filed with the SEC for purposes of updating such description.

(2)	Current reports on Form 6-K filed with the SEC on June 6, 2018 and June 26, 2018.

All documents that we have filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this reoffer prospectus and prior to the completion of the offering shall be deemed to be incorporated by reference into this reoffer prospectus and to be part of this reoffer prospectus from the date of filing of these documents. We will provide without charge to each person, including any beneficial owner, to whom a copy of this reoffer prospectus is delivered a copy of any or all documents incorporated by reference into this reoffer prospectus except the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You may request copies by writing to Secretary Tongsha Industrial Estate, East District, Dongguan, Guangdong, People’s Republic of China 523217 and our telephone number there is +86 769 88753300.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registration information) will be sent or given to the participants of the Dogness (International) Corporation 2017 Share Incentive Plan, as amended, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

·

The description of the Class A common shares, $0.002 par value per share, contained in the Registrant’s registration statement on Form F-1 filed with the SEC on September 20, 2017 (File Number 333- 220547), as amended from time to time thereafter, and declared effective by the SEC on December 7, 2017 and December 15, 2017, and any amendment or report filed with the SEC for purposes of updating such description.

·	Current reports on Form 6-K filed with the SEC on June 6, 2018 and June 26, 2018.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement (that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  Under the memorandum and articles of association of the Registrant, the Registrant may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator.  To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibit Index is hereby incorporated by reference.

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purposes of determining liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused it to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dongguan, China on August 23, 2018.

Dogness (International) Corporation

By:	/s/ Silong Chen
Name: Silong Chen
Title: Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Silong Chen, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any and all related registration statements and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement on Form S-8.

Signature	Title	Date
/s/ Silong Chen Silong Chen	Chief Executive Officer (Principal Executive Officer)	August 23, 2018

/s/ Yunhao Chen Yunhao Chen	Chief Financial Officer (Principal Financial and Accounting Officer) and Authorized Representative in the United States	August 23, 2018

/s/ Qingshen Liu Qingshen Liu	Director	August 23, 2018

/s/ Zhiqiang Shao Zhiqiang Shao	Director	August 23, 2018

_________________ Zhicong Weng	Director

/s/ Jiwei Yuan Jiwei Yuan	Director	August 23, 2018

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Specimen Share Certificate(1)
5.1	Opinion of Kaufman & Canoles, P.C., British Virgin Islands Counsel(2)
23.1	Consent of Friedman LLP(2)
23.2	Consent of Kaufman & Canoles, P.C., British Virgin Islands Counsel (contained in Exhibit 5.1)(2)
24.1	Powers of Attorney (included in Part II of this Registration Statement)(2)
99.1	Dogness (International) Corporation 2017 Share Incentive Plan(1)

(1)	Incorporated by reference to the Company’s registration statement on Form F-1, file No. 333-220547, filed on September 20, 2017, as amended.
(2)	Filed herewith.